Exhibit 4.1.1

Description of Sandy Spring Bancorp, Inc.’s Common Stock

Registered Under Section 12 of the Securities Exchange Act of 1934

General

               Sandy Spring Bancorp, Inc. (the “Company”) is incorporated in the State of Maryland.  The rights of our shareholders are generally covered by Maryland law and our articles of incorporation and bylaws (each as amended and in effect on the date hereof). The terms of our common stock are therefore subject to Maryland law, including the Maryland General Corporation Law, and the common and constitutional law of Maryland.

This exhibit describes the general terms of our common stock. This is a summary and does not purport to be complete. Our articles of incorporation and bylaws as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (the “SEC”) in future periodic or current reports in accordance with the rules of the SEC. You are encouraged to read these documents.

For more detailed information about the rights of our common stock, you should refer to our article of incorporation and bylaws and the applicable provisions of Maryland law, including the Maryland General Corporation Law, for additional information.

Authorized Capital Stock

The Company’s articles of incorporation currently authorize the issuance of up to 100,000,000 shares of capital stock, par value $1.00 per share.

The Company’s common stock is currently listed for quotation on the Nasdaq Global Select Market under the symbol “SASR.”

Preemptive Rights; Redemption Rights; Sinking Funds and Terms of Conversion

Preemptive Rights

The Company’s common stock currently has no preemptive rights. The Company’s board of directors may fix preemptive rights for the Company’s common stock at such prices as it determines in its sole discretion.

Redemption Rights

The Company’s common stock does not currently have any redemption rights.

Sinking Funds

The Company’s common stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of the Company’s common stock have no right to require redemption or repurchase of any of their shares.

Conversion

The Company’s common stock has no conversion rights.

Voting Rights

Because there are no issued and outstanding shares of the Company’s preferred stock, the holders of the Company’s common stock have exclusive voting rights in the Company. They elect the Company’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Company’s board. Generally, each holder of Company common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues shares of Company preferred stock, holders of the Company’s preferred stock may also possess voting rights, including the right, voting separately as a class, to elect one or more directors (in addition to the directors elected by the holders of the Company’s common stock).

Liquidation Rights

In the event of the Company’s liquidation, dissolution or winding up, holders of Company common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation, dissolution or winding up.

Dividend Rights

Holders of the Company’s common stock are entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of legally available funds. The ability of the Company’s board of directors to declare and pay dividends on Company common stock is subject to the terms of applicable Maryland law and banking regulations. If the Company issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.